QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.14

THIS SECURED CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (the "ACT"). NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE PAYEE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

SECURED CONVERTIBLE PROMISSORY NOTE

$10,000,000.00	April 14, 2005 Denver, Colorado

        FOR VALUE RECEIVED, APTAS, INC., a Delaware corporation ("Company"), hereby promises to pay to YP WEB PARTNERS, LLC, a Louisiana limited liability company ("Payee"), in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000) (the "Original Face Amount") together with accrued and unpaid interest thereon, each due and payable on the dates, in the manner, and subject to the terms and conditions set forth below. The "Unconverted Face Amount" shall mean an amount equal to $10,000,000 less (i) all cash principal payments to Payee pursuant to Section 1.2 of this Note, (ii) the portion of the principal amount of this Note that has been converted into Company common stock pursuant to Section 1.2 of this Note and (iii) the portion of the principal amount of this Note that has been converted into Company common stock pursuant to Section 8 of this Note. The "Outstanding Principal Amount" shall mean an amount equal to the Reduced Original Face Amount calculated in accordance with Section 1.1 of this Note less (i) all cash payments to Payee pursuant to Section 1.2 of this Note, (ii) the portion of the principal amount of this Note converted into Company common stock pursuant to Section 1.2 of this Note and (iii) the portion of the principal amount of this Note that has been converted into Company common stock pursuant to Section 8 of this Note.

        This Promissory Note (the "Note") is the Note referred to in and is executed and delivered in connection with that certain Asset Purchase Agreement dated as of even date herewith executed by Company, the Payee and the Members (as defined therein) (as the same may from time to time be amended, modified or supplemented or restated, the "Purchase Agreement"). Additional rights and obligations of Payee are set forth in the Purchase Agreement. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Purchase Agreement.

        1.    Reduction of Original Face Amount; Principal Repayment.

          1.1    Reduction of Original Face Amount.    If the Payee Assets (as defined in Exhibit A hereto) fail to generate in calendar year 2005 the Minimum Race specified in Exhibit A hereto, the Original Face Amount shall, retroactively as of the date of this Note, be reduced to an amount equal to the product of: (x) $10,000,000 multiplied by (y) the Actual Race for calendar year 2005, calculated in accordance with Exhibit Aannexed hereto, divided by the Target Race specified in Exhibit A hereto (the "Reduced Original Face Amount"). The date of such calculation, which shall occur on the third day after the date on which the calculation of Actual Race for calendar 2005 is final as provided in Exhibit A hereto, is hereinafter referred to as the "Principal Reduction Date." The calculation of accrued interest hereon shall be correspondingly adjusted. If such calculation indicates that Company paid excess interest, Company shall be entitled to deduct the excess interest from the next interest or principal payment due hereunder. Any reduction in the Original Face Amount pursuant to the foregoing shall be treated by the parties to the Purchase Agreement as a reduction to the purchase price described in Section 1.2 of the Purchase Agreement.

          1.2    Principal Repayment.    The Outstanding Principal Amount or the Unconverted Face Amount, as applicable, shall be due and payable as provided in this Section 1.2. For purposes of this Note, an Installment Date shall be (i) the earlier of (a) May 1, 2006 or (b) the one-year anniversary of the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of the Company's common stock (an "IPO") and (ii) each of the first and second anniversaries of the date referred to in clause (i) above; provided that, in no event will the first Installment Date occur prior to the Principal Reduction Date. Notwithstanding the foregoing, if, pursuant to the preceding sentence, the first Installment Date is to occur prior to the later of (A) the expiration of the Lock-Up Period or (B) the earlier to occur of (i) the first date on which Conversion Shares (as defined below) to be issued to Payee on the applicable Installment Date may be sold under Rule 144 under the Act or (ii) the S-3 Eligibility Date (as defined in Section 4 of this Note) (such date determined in accordance with clauses (A) and (B) is referred to herein as the "Deferred Date"), the first Installment Date, at the election of the Payee, shall instead take place on the latest of (i) May 1, 2006, (ii) the Principal Reduction Date, or (iii) that certain date which is fifteen days after the Deferred Date, and each subsequent Installment Date shall occur on the first and second anniversaries of such date. The "Maturity Date" is the date of the last Installment Date. At least ten days prior to each Installment Date, Payee shall deliver notice to the Company (an "Election") indicating whether it desires (i) to be paid the Applicable Cash Payment (as defined below) (the "Cash Payment Option") or (ii) to receive the Conversion Shares (as defined below) (the "Share Conversion Option"). If Payee elects the Cash Payment Option, Company shall pay the Applicable Cash Payment on the applicable Installment Date. If Payee elects the Share Conversion Option, the Company shall deliver to Payee as soon as practicable following the applicable Installment Date, but in no event later than five business days thereafter, a certificate representing a number of shares of Company common stock equal to the Conversion Shares. If Payee fails to timely notify Company of its election prior to each applicable Installment Date, Payee shall be deemed to have elected the Share Conversion Option and the Company shall deliver to Payee a stock certificate representing a number of shares of Company common stock equal to the Conversion Shares. The S-3 Availability Date with respect to the sale of any Conversion Shares issuable pursuant to this Section 1.2 shall not be later than thirty (30) days following the later of the date of the Election or the Installment Date.

        For purposes of this Agreement, the "Conversion Shares" shall mean (i) on the first Installment Date, one-third of the Unconverted Face Amount outstanding on the First Installment Date, together with accrued and unpaid interest on such Unconverted Face Amount, converted into Company's common stock pursuant to the formula described in Section 8.1 (the "Conversion Formula"); (ii) on the second Installment Date, one-half of the Unconverted Face Amount outstanding on the second Installment Date, together with accrued and unpaid interest on such Unconverted Face Amount, converted into Company's common stock in accordance with the Conversion Formula; and (iii) on the third Installment Date, the Unconverted Face Amount outstanding on the third Installment Date, together with accrued and unpaid interest on such Unconverted Face Amount, converted into Company's common stock in accordance with the Conversion Formula.

        For purposes of this Agreement, the "Applicable Cash Payment" shall mean (i) on the first Installment Date, one-third of the Outstanding Principal Amount outstanding on the first Installment Date, together with accrued and unpaid interest on such Outstanding Principal Amount; (ii) on the second Installment Date, one-half of the Outstanding Principal Amount outstanding on the second Installment Date, together with accrued and unpaid interest on such Outstanding Principal Amount; and (iii) on the third Installment Date, the Outstanding Principal Amount outstanding on the third Installment Date, together with accrued and unpaid interest on such Outstanding Principal Amount.

        Sections 8.3 through 8.7 shall apply to each conversion of this Note pursuant to the Share Conversion Option.

        2.    Interest Rate.    Company further promises to pay interest on the Outstanding Principal Amount hereof from the date hereof until payment in full, which interest shall be payable at the rate of eight percent (8%) per annum. Except as provided in Sections 1.2, 8.1 and 8.2, interest payments hereunder shall be due and payable in cash quarterly in arrears within thirty (30) days following the end of each calendar quarter, commencing with the first calendar quarter of 2005, pro rated for partial periods. Prior to the IPO, at Company's election, interest payments hereunder may be made in lieu of cash by issuing to Payee a number of shares of Company common stock as equals (i) the amount of interest due and payable upon this Note divided (ii) by the fair market value of one share of Company common stock, as determined in good faith by the Board of Directors of the Company, which, for purposes of this Note, shall equal the exercise price of incentive stock options granted by the Company most recently prior to the applicable interest payment. Notwithstanding the foregoing, at all times prior to the closing of an IPO, so long as the Payee Assets are generating not less than fifty percent (50%) of the Target Race specified in Exhibit A hereto (pro rated over twelve months) for the calendar quarter to which the interest payment applies, the interest payments shall be made only in cash. Interest shall be calculated on the basis of a 365-day year for the actual number of days elapsed. Upon the occurrence and during the continuance of an Event of Default, Payee shall have the right by written notice to Company to prospectively increase the interest rate under this Note to be equal to fourteen (14%) percent per annum until such Event of Default is cured, but in no event to exceed the maximum rate allowed by law on commercial loans.

        3.    Place of Payment.    All amounts payable hereunder shall be payable at the office of Payee, 3445 North Causeway Blvd., Metairie, LA, 70002, unless another place of payment shall be specified in writing by Payee.

        4.    Registration Rights.    In case the Company shall receive from the Payee (or its assigns) a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Company common stock issued or issuable upon conversion of this Note, the Company will as soon as practicable (and in any event not later than the time period specified in the applicable section of this Note relating to the conversion), effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all of the shares of Company common stock as are specified in such request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 4 if Form S-3 (or any successor or similar form) is not available for such offering by the Payee (or its assigns). The effective date of a registration statement referred to herein is referred to herein as the "S-3 Availability Date." The date on which the Company is first eligible to file registration statements on Form S-3 is referred to herein as the "S-3 Eligibility Date." The Payee's (and its assigns') registration rights pursuant to this Section 4 shall expire if (a) the Company has completed its IPO and is subject to the provisions of the Exchange Act, (b) such Payee (together with its assigns and their respective affiliates, partners and former partners) holds less than 1% of the Company's outstanding Company common stock and (c) all Shares of Company common stock held by and issuable to such Payee (and its affiliates, partners, former partners, members and former members) may be sold under Rule 144 during any ninety (90) day period.

        5.    Application of Payments.    Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

        6.    Secured Note.    The full amount of this Note is secured by the collateral (the "Collateral") identified and described as security therefor in the Security Agreement of even date herewith (the "Security Agreement") executed by and delivered by Company to Payee. Company shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien (as defined in the Security Agreement) on or in the Collateral, or in any portion thereof, except as permitted pursuant to the Security Agreement. Payee shall release its lien on the Collateral upon delivery by Company to a restricted account acceptable to Payee, in its reasonable discretion and over which Payee has a first lien and security interest, of cash collateral in an amount equal to the then Outstanding Principal Amount and all accrued but unpaid interest on this Note.

        7.    Set off.    All payments to be made under this Note shall be subject to setoff under the terms and conditions set forth in Section 5 of the Purchase Agreement. Any such setoffs shall be applied first to accrued interest and thereafter to installments of unpaid principal in the order of their maturity commencing with the earliest such installment.

        8.    Conversion.

          8.1    Optional Conversion (Payee).    At any time beginning on the later of (x) the first anniversary of the date of this Note and (y) the Deferred Date, and ending on the Maturity Date, the Unconverted Face Amount, including all accrued and unpaid interest thereon, shall be convertible, in whole or in part, at the option of the Payee into that number of shares of the Company's common stock equal to the number obtained by dividing the portion of the Unconverted Face Amount that is to be converted into Company common stock, plus all accrued and unpaid interest thereon, by the initial price per share of the Company's common stock (prior to any underwriter discount) (the "IPO Price") paid in the IPO as adjusted as provided in this Section 8 (the "Conversion Price"); provided, however, that this Note may not be converted pursuant to this Section 8.1 at any time following notice of any claim for indemnification pursuant to Section 5 of the Purchase Agreement unless Payee deposits with an escrow agent reasonably acceptable to Company a number of shares of Company common stock having a fair market value equal to one hundred ten percent (110%) of the amount of such claim in accordance with an escrow agreement reasonably acceptable to the Company and the Payee. The S-3 Availability Date with respect to any conversion effected pursuant to this Section 8.1 shall not be later than thirty (30) days following the surrender of the Note pursuant to Section 8.3 below.

          8.2    Optional Conversion (Company).    Provided this Note has not earlier been converted pursuant to Section 8.1 above, if, at any time beginning on the later of (x) the first anniversary of the date of this Note and (y) the Deferred Date, and ending on the Maturity Date, the Company shall complete an IPO and, for twenty (20) consecutive trading days following the last day of the Lock-Up Period, the closing price of the Company's common stock, as quoted on the Nasdaq National Market, the New York Stock Exchange, the American Stock Exchange or any similar nationally recognized stock exchange or automated quotation system and reported in The Wall Street Journal, equals not less than one hundred fifty percent (150%) of the IPO Price, then the entire Unconverted Face Amount, plus all accrued and unpaid interest thereon, shall, at the election of the Company and upon written notice to the Payee, convert into Company common stock at the Conversion Price in accordance with the Conversion Formula, without any further action on the part of the Payee; provided, however, that this Note may not be converted pursuant to this Section 8.2 at any time following notice of any claim for indemnification pursuant to Section 5 of the Purchase Agreement unless Payee deposits with an escrow agent reasonably acceptable to Company a number of shares of Company common stock having a fair market value equal to one hundred ten percent (110%) of the amount of such claim in accordance with an escrow agreement reasonably acceptable to the Company and the Payee. The S-3 Availability Date with respect to any conversion effected pursuant to this Section 8.2 shall not be later than the date of the surrender of the Note pursuant to Section 8.3 below.

          8.3    Mechanics and Effect of Conversion.    No fractional shares of Company's capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which Payee would otherwise be entitled, Company will pay to Payee in cash at the Conversion Price the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to Sections 1.2, 8.1 or 8.2, Payee shall surrender this Note, duly endorsed, at the principal office of the Company or any transfer agent of the Company. At its expense, the Company will no later than the third day after receipt of this Note, issue and deliver to Payee, at such principal office, a certificate or certificates for the number of shares to which Payee is entitled upon such conversion, together with any other securities and property to which Payee is entitled upon such conversion under the terms of this Note, including a check payable to Payee for any fractional share.

          8.4    Adjustments to the Conversion Price.    Upon the occurrence of any of the following events prior to the conversion of this Note, the Conversion Price shall be adjusted as provided below:

            (a)    Adjustment for Stock Splits and Combinations.    If Company shall at any time or from time to time after the date hereof effect a subdivision of the outstanding shares of Company's common stock, then the Conversion Price then in effect immediately before such subdivision shall be proportionately decreased; conversely, if Company shall at any time or from time to time after the date hereof reduce the outstanding shares of Company's common stock by combination or otherwise, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 8.4(a) shall become effective at the close of business on the date such subdivision or combination becomes effective.

            (b)    Adjustment for Certain Dividends and Distributions.    In the event Company at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of shares of Company's common stock entitled to receive, a dividend or other distribution payable in additional shares of Company's common stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

        (1)
        The numerator of which shall be the total number of shares of Company's common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

        (2)
        The denominator of which shall be the total number of shares of Company's common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Company's common stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 8.4(b)(2) as of the time of actual payment of such dividends or distributions.

            (c)    Adjustments for Other Dividends and Distributions.    In the event Company at any time or from time to time after the date hereof shall make or issue, or fix a record date for the determination of holders of shares of Company's common stock entitled to receive, a dividend or other distribution payable in securities of Company other than shares of Company's common stock, then and in each such event provision shall be made so that the Payee shall receive upon conversion of this Note in addition to the number of shares of Company's common stock receivable thereupon, the amount of securities of Company that the Payee would have received had this Note been converted into shares of Company's common stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by the Payee as aforesaid during such period giving application to all adjustments called for during such period under this Section 8.4(c) with respect to the rights of the Payee.

            (d)    Adjustment for Reclassification, Exchange or Substitution.    If the shares of Company's common stock issuable upon the conversion of this Note shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, exchange, substitution or otherwise (other than a subdivision or combination of shares or stock dividend, or a reorganization, merger, consolidation or sale of assets provided for in Section 8.4(e)), then and in each such event the Payee shall thereafter be entitled to receive, upon conversion of this Note, the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification, exchange, substitution, or other change, by a holder of the number of shares of Company's common stock deliverable upon conversion of this Note immediately prior to such reorganization, reclassification, exchange, substitution or change, all subject to further adjustment as provided herein.

            (e)    Reorganizations, Mergers, Consolidations or Sales of Assets.    If at any time or from time to time there shall be a capital reorganization of the shares of Company's common stock (other than a subdivision, combination, reclassification, or exchange of shares provided for in Section 8.4(d)) or a merger or consolidation of Company with or into another corporation or other entity, or the sale of all or substantially all of Company's assets to any other entity or person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the Payee shall thereafter be entitled to receive upon conversion of this Note the number of shares of Company's common stock or other securities or property of Company, or the successor entity resulting from such merger or consolidation or sale, to which a holder of that number of shares of Company's common stock deliverable upon conversion of this Note immediately prior to such capital reorganization, merger, consolidation, or sale would have been entitled on such capital reorganization, merger, consolidation, or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8.4 with respect to the rights of the Payee after the capital reorganization, merger, consolidation or sale to the end that the provisions of this Section 8.4 (including adjustment of the Conversion Price then in effect and the number of shares deliverable upon conversion of this Note) shall be applicable after that event as nearly equivalent as may be practicable.

            (f)    Notice of Adjustment.    In each case of adjustment or readjustment of the Conversion Price for the number of shares of Company's common stock or other securities issuable upon conversion of this Note, Company, within five days of each such adjustment or readjustment, shall notify in writing Payee of such adjustment or readjustment and shall provide in such notice a calculation in reasonable detail of such adjustment or readjustment.

            (g)    Notices of Record Date.    In the event of (i) any taking by Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification, recapitalization, exchange or substitution of the capital stock of Company, any merger or consolidation of Company, or any transfer of all or substantially all of the assets of Company to any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of Company, Company shall mail to the Payee at least 10 days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, exchange, substitution, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) at the time, if any is to be fixed, as to when the holders of record of shares of Company's common stock (or other securities) shall be entitled to exchange their shares of Company's common stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, exchange, substitution, transfer, consolidation, merger, dissolution, liquidation or winding up.

          8.5    Reservation of Stock Issuable Upon Conversion.    Company shall at all times reserve and keep available out of its authorized but unissued shares of Company's common stock, solely for the purpose of effecting the conversion of this Note, such number of its shares of Company's common stock as shall from time to time be sufficient to effect the conversion of this Note. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, Company will take such corporate action as may, after consulting with its counsel, be necessary to increase its authorized but unissued shares of Company's common stock to such number of shares as shall be sufficient in order that it may validly and legally issue the shares of its Company's common stock issuable based upon such adjusted Conversion Price.

          8.6    Payment of Taxes.    Company will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the Payee) that may be imposed in respect to the issue or delivery of shares of Company's common stock upon conversion of this Note.

          8.7    Hart-Scott-Rodino.    Notwithstanding any provision to the contrary herein, this Note shall convert only (i) if no filing is required in connection with the conversion in order to comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (a "Required Filing"); or (ii) after a Required Filing has been filed and upon the expiration or termination of any waiting period required in connection with such Required Filing.

        9.    Default.    Each of the following events shall be an "Event of Default" hereunder:

          9.1    Company fails to pay timely any of the principal due under this Note within five (5) days of the date the same becomes due and payable or any accrued interest or other amounts due under this Note within five (5) days of the date the same becomes due and payable;

          9.2    Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

          9.3    An involuntary petition is filed against Company (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors or other similar official is appointed to take possession, custody or control of any property of Company;

          9.4    Company breaches any material representation, warranty or covenant in, or fails to perform any material obligations under, this Note or the Security Agreement, and such breach or failure is not cured within thirty (30) days following written notice of such breach or failure delivered by Payee to Company;

          9.5    Company defaults in the payment of any amounts or in the performance of any obligations contained in any credit agreement, promissory note, lease or other agreement relating to any indebtedness of Company to any person (other than under this Note) in excess of $250,000, and any grace period applicable to such default has elapsed;

          9.6    Judgment for the payment of money in excess of $250,000 (which is not covered by insurance) is rendered by any court or other governmental body against Company, and Company does not discharge the same or procure a stay of execution thereof within thirty (30) days from the date of entry thereof, and within such 30-day period (or such longer period during which execution of such judgment shall have been stayed) Company does not appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserve therefor as may be required under generally accepted accounting principles; or

          9.7    Company breaches any material representation, warranty or covenant in, or fails to perform any material obligation under, the Purchase Agreement, and such breach or failure is not cured within thirty (30) days following written notice of such breach or failure delivered by Payee to Company, and such uncured breach or failure has, or will have, a material adverse effect on the Company and its subsidiaries taken as a whole.

        Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Payee, and, in the case of an Event of Default pursuant to 9.2 or 9.3 above, automatically, be immediately due, payable and collectible by Payee pursuant to applicable law.

        10.    Market Stand-Off Agreement.    Payee shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Company common stock (or other securities of the Company) held by Payee, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of the registration statement of the Company filed under the Act in connection with the IPO (referred to herein as the "Lock-Up Period"). Payee agrees to execute and deliver such other agreements as may be reasonably requested by the Company and/or the managing underwriter(s) which are consistent with the foregoing or which are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such Common Stock (or other securities) until the end of such period. The underwriters of the Company's stock are intended third party beneficiaries of this Section 10 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

        11.    Waiver.    Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys' fees, costs and other expenses.

        The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

        Any term, covenant, agreement or condition of this Note may, only with the written consent of the Company and Payee, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), altered, modified or amended.

        12.    Governing Law.    This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Colorado, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

        13.    Non-Negotiable; Transfer; Successors and Assigns.    THIS NOTE IS NON-NEGOTIABLE. Payee may not assign or otherwise transfer this Note without the prior written consent of Company, which shall not be unreasonably withheld or delayed, provided, however, that the Payee of this Note may assign or otherwise transfer this Note without the consent of Company to the Members in accordance with their respective membership interests in the Payee. Subject to the foregoing, the provisions of this Note shall inure to the benefit of and be binding on any successor to Company and shall extend to any holder hereof.

COMPANY	APTAS, INC.

	By:	/s/ Perry Evans
	Printed Name:	Perry Evans
	Title:	CEO

[SIGNATURE PAGE TO CONSIDERATION NOTE]

ACCEPTED AND AGREED AS OF THE DATE FIRST ABOVE WRITTEN:

YP WEB PARTNERS, LLC

By:	/s/ Donald F. Jones
Printed Name:	Donald F. Jones
Title:	President

[Signature Page Consideration Note]

EXHIBIT A

REVENUE AFTER CERTAIN EXPENSES ("RACE") CALCULATION

        All revenues and certain expenses (as detailed below), as identified in the Payee's historical financial statements attached hereto as Exhibit A-1 (the "Historical Financials"), will be utilized as follows in arriving at Revenue After Certain Expenses for calendar year 2005 ("Actual Race"). Sales booked in 2005 and collected on or prior to February 15, 2006 shall be included in the calculation of Actual Race. On or prior to February 28, 2006, Company will prepare or cause to be prepared a statement setting forth in reasonable detail the method of calculating Actual Race, which shall be in accordance with the methodology used in Payee's Historical Financials, and shall deliver or cause to be delivered to Payee such statement (the "Actual Race Statement"). In the event that revenues are received in respect of products or services that include both the Assets (as defined in the Purchase Agreement) and products or services of Aptas or ISx, the Payee shall calculate, in good faith, the amount of such revenues attributable to the Assets, and shall include such calculation as an attachment to the Actual Race Statement. In the event that Payee objects to Company's calculation of the Actual Race, then, within 30 days after the delivery to Payee of the Actual Race Statement, Payee shall deliver to Company a notice describing in reasonable detail Payee's objection to Company's calculation (an "Objection Notice"), accompanied by a statement setting forth the dollar amount determined by Payee to represent the Actual Race or a request for additional information from Company that Payee may require in order to determine the Actual Race. If Payee does not deliver an Objection Notice to Company within the 30-day period referred to in the preceding sentence, then the Company's calculation of Actual Race shall be binding and conclusive on Company and Payee. If Payee delivers an Objection Notice to Company within the 30-day period referred to in this paragraph, and if Payee and Company are unable to agree upon the calculation of the Actual Race within 60 days after an Objection Notice is delivered to Company, Payee and Company shall select a nationally recognized accounting firm mutually acceptable to them (the "Neutral Accountant") to resolve any remaining objections, the cost of which shall be paid by the party whose assertions regarding the amount of the Actual Race differ by the greater amount from the Actual Race determined by the Neutral Accountant. If Company and Payee are unable to select the Neutral Accountant within 10 days after the commencement of such selection process, the Neutral Accountant shall be KPMG (or its successor) unless Company and Payee agree to another Neutral Accountant within 15 days of the commencement of the selection process. Payee and Company shall jointly instruct the Neutral Accountant to resolve any unresolved objections within 30 days after referral of the matter to them, and the determination by

A-1

the Neutral Accountant of the Actual Race, which shall be made in accordance with this Exhibit A, shall be conclusive and binding on the Company and Payee absent fraud or manifest error.

Revenues From All Sources	$	XX
Less:
Cost of Goods Sold
Hosting/Bandwidth / Portal Content		‹XX›
Salary Expense Production		‹XX›
Salary Expense Development		‹XX›
Salary Expense Customer Service		‹XX›
CD-ROM Expense		‹XX›
Programming Expense		‹XX›
Misc Expense		‹XX›
Software Expense		‹XX›
Other Operating Expenses:
Equipment Rental		‹XX›
Office Supplies		‹XX›
Rent		‹XX›
Repairs/Maintenance		‹XX›
Salary—Selling		‹XX›
Selling Expense		‹XX›
Computer Software/Hardware		‹XX›

Revenue After Certain Expenses (Actual Race)	$	XX

Target Race		$5,703,900
Minimum Race		$4,703,900

A-2

QuickLinks

SECURED CONVERTIBLE PROMISSORY NOTE